Exhibit 23(n)ii

                       IMPACT MANAGEMENT INVESTMENT TRUST
                                 JORDAN 25 FUND

                               Multiple Class Plan

          This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees, including a majority of the independent trustees, of Impact Management Investment Trust (the "Trust") on behalf of the Jordan 25 Fund series of the Trust (the "Fund"). The Board has determined that the Plan is in the best interests of each Class of the Fund, and the Trust as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund.

          1. The Fund may offer four classes of shares: the Retail Class, Traditional Class, Wholesale Class and Institutional Class shares.

          The Retail Class shares are subject to Rule 12b-1 charges. The Retail Class of the Fund shall reimburse Equity Assets Management, Inc. (the "Advisor"), IMPACT Financial Network, Inc., (the "Distributor") or others for all expenses incurred by such parties in the promotion and distribution of shares of the Retail Class of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of the Retail Class, or the Distributor, which form of agreement has been approved by the Trustees, including the independent trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Retail Class.

          The maximum aggregate amount which may be reimbursed by the Retail Class of the Trust to such parties shall be 1.00% per annum of the average daily net assets of the Retail Class; provided however, that payment made under any servicing agreement entered into by the Retail Class shall not exceed 0.25% per annum of the average daily net assets of the Retail Class.

          The minimum initial investment for Retail Class shares is $1,000.

          2. Traditional Class shares are subject to Rule 12b-1 charges. The Traditional Class of the Fund shall reimburse the Advisor, the Distributor or others for all

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expenses incurred by such parties in the promotion and distribution of shares of the Traditional Class of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of
sales   literature   and   related   expenses,    advertisements,    and   other
distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of the Traditional Class, or the Distributor, which form of agreement has been approved by the Trustees, including the independent trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Traditional Class.

          The  maximum   aggregate   amount  which  may  be  reimbursed  by  the
Traditional Class of the Trust to such parties shall be 0.25% per annum of the average daily net assets of the Institutional Class.

          The minimum initial investment for Traditional Class shares is $1,000. Traditional Class shares are priced with a maximum front-end sales charge of 5.75%.

          3. Wholesale Class shares are subject to Rule 12b-1 charges. The Wholesale Class of the Fund shall reimburse the Advisor, the Distributor or others for all expenses incurred by such parties in the promotion and distribution of shares of the Wholesale Class of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of the Wholesale Class, or the Distributor, which form of agreement has been approved by the Trustees, including the independent trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Wholesale Class.

          The maximum aggregate amount which may be reimbursed by the Wholesale Class of the Trust to such parties shall be 0.25% per annum of the average daily net assets of the Wholesale Class.

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          The minimum initial investment for Wholesale Class shares is $10,000.

          4. Institutional Class shares are not subject to Rule 12b-1 charges or sales loads. The minimum initial investment for Institutional Class shares is $250,000.

          5. The Trust's Rule 12b-1 Plans relating to the Retail Class, Traditional Class and Wholesale Class shares of the Fund shall operate in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.

          6. The only difference in expenses as between Retail Class, Traditional Class, Wholesale Class and Institutional Class shares shall relate to sales charges, if any, and differences in the Rule 12b-1 Plan expenses of each class, if any, as described in each Class's Rule 12b-1 Plan.

          7. There shall be no conversion features associated with the Classes of shares.

          8. Each Class will vote separately with respect to any Rule 12b-1 Plan related to the Class.

          9. On an ongoing basis, the Trustees pursuant to their fiduciary responsibilities under the Investment Company Act of 1940, as amended, (the "Act"), and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Advisor and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

          10. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as defined in the Act.

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